EXHIBIT 15

October 29, 2003

Board of Directors

Superior Uniform Group, Inc.

Seminole, Florida

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Superior Uniform Group, Inc. and subsidiary for the periods ended September 30, 2003 and 2002, as indicated in our report dated October 16, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statement No. 2-85796 and No. 333-105906 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche, LLP

Certified Public Accountants Tampa, Florida